UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED

IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

MACROVISION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MACROVISION CORPORATION

2830 De La Cruz Boulevard

Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of Macrovision Corporation will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on Thursday, April 26, 2007, beginning at 10:00 a.m., local time. We are holding the meeting to act on the following matters:

1. Election of Directors. You will have the opportunity to elect seven members of the board of directors for a term of one year. The following seven persons are our nominees: John O. Ryan; Alfred J. Amoroso; Donna S. Birks; Steven G. Blank; Andrew K. Ludwick; Robert J. Majteles; and William N. Stirlen.

2. Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

3. Other Business. Transact any other business that is properly raised at the meeting.

We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on February 28, 2007, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Santa Clara for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alfred J. Amoroso
Alfred J. Amoroso, President & CEO

Dated: March 23, 2007

Santa Clara, California

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, sign and date, and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying voting instructions. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

i

ii

MACROVISION CORPORATION

2830 De La Cruz Boulevard

Santa Clara, California 95050

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be held on April 26, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our board of directors is soliciting your proxy for our 2007 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on Thursday, April 26, 2007, beginning at 10:00 a.m., local time. Our telephone number is (408) 562-8600. Voting materials, which include this proxy statement, proxy card and 2006 annual report to stockholders, will first be mailed to stockholders entitled to vote at the annual meeting on or about March 23, 2007.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

Who can vote at the annual meeting?

The board of directors set February 28, 2007 as the record date for the annual meeting. If you owned our common stock at the close of business on February 28, 2007, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. The proxy card indicates the number of shares that you own. As of the record date, 52,182,823 shares of common stock, representing the same number of votes, were outstanding.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone. Special instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. Returning the proxy card will not affect your right to vote in person at the annual meeting.

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card or proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as a stockholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by telephone, Internet or mail. For shares held in street name, the voting instruction card will be included with the proxy statement delivered by your broker or nominee.

How can I change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What proposals are scheduled to be voted on at the annual meeting?

The following two proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director; and

•	Proposal No. 2: the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Will there be any other matters considered at the annual meeting?

We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors. You may vote “FOR” a nominee for our board of directors or you may “WITHHOLD AUTHORITY” to vote for a nominee. The seven individuals receiving the highest number of “FOR” votes will be elected directors. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. A properly executed proxy that is marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will have no effect on the election of directors, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of KPMG LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal and, broker non votes will not have any effect on the outcome of this proposal.

All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If you just sign your proxy card with no additional instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What are the recommendations of the board of directors?

Our board of director’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote FOR the election of each of the named nominees for director and FOR ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Where can I find the voting results?

The preliminary voting results will be announced at the annual meeting of stockholders. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors currently consists of seven members, a majority of whom are “independent” under applicable rules of the Securities and Exchange Commission (the “SEC”). Our bylaws provide that our board of directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the board of directors.

Our corporate governance and nominating committee has recommended the seven individuals listed below to stand for election at the annual meeting of stockholders this year and our board of directors has approved the nomination of these seven directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director has consented to serve as such if elected by the stockholders. If any nominee should become unavailable or unable to serve as a director prior to the meeting, our board of directors may designate another nominee to fill the vacancy and proxies will be voted for that nominee.

There are no family relationships among our executive officers, directors and nominees for director.

Nominees for Director

You are being asked to vote on the seven director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. All of our nominees for director are current members of our board of directors. The names of the director nominees, their ages as of February 28, 2007 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
John O. Ryan	61	1987	Chairman of the Board of Directors
Alfred J. Amoroso	57	2005	Director
Donna S. Birks	51	1997	Independent Director
Steven G. Blank	53	2002	Independent Director
Andrew K. Ludwick	61	2006	Independent Director
Robert J. Majteles	42	2006	Independent Director
William N. Stirlen	68	1997	Independent Director

John O. Ryan. Mr. Ryan is a co-founder of Macrovision and an inventor of its core video copy protection technologies. He has served as our Chairman of the Board of Directors since June 1991 and served as our Vice Chairman of the Board from 1987 until June 1991. Mr. Ryan has served as an officer since November 2001. Mr. Ryan served as our chief executive officer from June 1995 to October 2001, and has served as a senior officer since November 2001. Mr. Ryan studied Physics and Mathematics at the University of Galway in Ireland, and received a full technological certificate in Telecommunications from the City and Guilds of London, England.

Alfred J. Amoroso. Mr. Amoroso joined Macrovision as its President and CEO and member of the Board of Directors in July 2005. From September 2004 to June 2005, Mr. Amoroso served as an advisor to Warburg Pincus, an investment firm. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of Meta Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn. Mr. Amoroso serves as Chairman of the Board of directors and on the audit, nominating, legal compliance and executive committees of the board of Foundry Networks, a provider of network hardware and telecommunication services.

Donna S. Birks. Ms. Birks has served as a management and financial consultant to technology companies since February 2001. She served as Executive Vice President and Chief Financial Officer at Adaptive Broadband Corp., a data networking solutions company, from December 1997 to January 2001. Ms. Birks holds a B.A. in Business Administration from George Mason University and a M.S. in Finance from American University.

Steven G. Blank. Mr. Blank has served as a consultant to venture capital firms and technology companies since September 1999. Mr. Blank is a lecturer at U.C. Berkeley, Haas School of Business and Stanford Graduate School of Engineering. He co-founded E.piphany Inc., a provider of CRM solutions, and served as its President and Vice President of Marketing from October 1996 to September 1999.

Andrew K. Ludwick. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Robert J. Majteles. Mr. Majteles is the general partner of Treehouse Capital LLC, an investment firm that he founded in 2001. Mr. Majteles holds a B.A. from Columbia University and a J.D. from Stanford University. Mr. Majteles serves on the boards of directors of Adept Technology, Inc., a company that designs, manufactures and markets robotic systems, motion control and machine vision technology; World Heart Corporation, a global medical device company focused on the development, production and commercialization of implantable ventricular assist devices; Phoenix Technologies, a provider of core systems firmware; Unify Corporation, a provider of business process automation solutions; and U.S. Auto Parts Network, Inc., an online provider of aftermarket auto parts. In addition, Mr. Majteles is a lecturer at U.C. Berkeley, Haas School of Business and at Stanford University Law School.

William N. Stirlen. Mr. Stirlen has served as a consultant to technology companies since February 1994. Mr. Stirlen holds a B.A. in American Studies from Yale University and a M.B.A. in Finance from Northwestern University.

Required Vote and Board Recommendation

The seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of KPMG LLP, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of KPMG LLP.

KPMG LLP, who performed our audit services in 2006, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since November 1995. KPMG LLP performed all of its services in 2006 at customary rates and terms. We expect that one or more representatives of KPMG LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2006 and 2005, and fees billed for other services rendered by KPMG LLP during 2006 and 2005.

	Fee Amounts
Type of Fees	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,873,970	$1,600,000
Audit-Related Fees (2)	—	$190,000
Tax Fees (3)	$101,005	$159,895
All Other Fees	—	—

Total Fees	$1,974,975	$1,949,895

(1)	Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by KPMG LLP in connection with regulatory filings or engagements.

(2)	Audit-Related Fees in 2005 consist of fees for due diligence services in connection with acquisitions.

(3)	Tax Fees consist of fees for tax compliance and tax advice.

In making its recommendation to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. The audit committee must pre-approve all audit, review or attest services and, except as provided below, all non-audit services provided by our independent registered public accounting firm. However, for de minimis non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•

the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being non-audit services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the audit.

A copy of our audit committee charter and the pre-approval policy is attached as Annex A to this proxy statement, is also on file with the Securities and Exchange Commission and is available on our website at www.macrovision.com. The audit committee has determined the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Required Vote and Board Recommendation

Stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Independence of Directors

As required by the Nasdaq Global Select Market’s (“Nasdaq”) listing standards, a majority of the members of our board must qualify as “independent,” as affirmatively determined by our board. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and Macrovision, our executive officers and our independent registered public accounting firm, the board has affirmatively determined that a majority of our board is comprised of independent directors. Our independent directors are: Ms. Birks, Mr. Blank, Mr. Ludwick, Mr. Majteles and Mr. Stirlen.

Meetings of the Board and Committees

Board of Directors

Our board of directors held 10 meetings in 2006 and acted by unanimous written consent one time. Each director attended at least 75% of the meetings of our board of directors that were held during the time he or she was a director in 2006. As part of each regularly scheduled board meeting, the independent members of our board of directors hold a separate meeting that employee and affiliated directors and other members of management do not attend.

Although we do not have a formal policy regarding attendance by members of the board of directors at the annual meeting, we encourage directors to attend and historically most have done so. All of the nominees for election who were serving as our directors at the time of the 2006 annual meeting attended the 2006 annual meeting.

Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee. Each director attended at least 75% of the meetings of each of the committees of our board of directors on which he or she served that were held in 2006.

Audit Committee

The members of the audit committee are Donna S. Birks, Andrew K. Ludwick, and William N. Stirlen, each of whom meets the independence and other requirements to serve on our audit committee under SEC rules and the listing standards of Nasdaq. Ms. Birks is the chair of the audit committee. Thomas Wertheimer served on our audit committee until his departure from our board in April 2006 and Mr. Majteles served on our audit committee from April to August 2006. Mr. Ludwick was appointed to the audit committee in August 2006. Our board of directors has determined that Mr. Stirlen and Ms. Birks are “audit committee financial experts” as defined by the rules of the SEC and also meet Nasdaq’s professional experience requirements. The audit committee met 10 times in 2006.

Our board of directors has adopted a charter governing the duties and responsibilities of the audit committee. The principal function of the audit committee is to assist our board of directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our board of directors.

A copy of the audit committee charter is attached as Annex A to this proxy statement and is also available on our website at www.macrovision.com.

Compensation Committee

The members of the compensation committee are Donna S. Birks, Steven G. Blank, Robert J. Majteles and William N. Stirlen, each of whom meets the independence and other requirements to serve on our compensation committee under SEC rules and the listing standards of Nasdaq. Mr. Majteles is the chair of the compensation committee. Mr. Majteles was appointed to the compensation committee upon the departure of Thomas Wertheimer in April 2006 from our board of directors. The compensation committee met seven times in 2006 and acted by unanimous written consent nine times in 2006.

Our board of directors has adopted a charter governing the duties and responsibilities of the compensation committee. Our compensation committee charter is available on our website at www.macrovision.com. The principal functions of the compensation committee are to review our incentive compensation programs for executive officers and approve the annual compensation for executive officers. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive officers (including our chief executive officer), and authorizes all awards to our executive officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive officer.

The compensation committee meets with our chief executive officer at the beginning of each fiscal year to discuss the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee with the assistance of our chief executive officer, general counsel and executive vice president of human resources. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Steven G. Blank, Robert J. Majteles and Andrew K. Ludwick, each of whom meets the independence and other requirements to serve on our corporate governance and nominating committee under SEC rules and the listing standards of Nasdaq. Mr. Blank is the chair of the corporate governance and nominating committee. Mr. Majteles was appointed to the corporate governance and nominating committee upon the departure of Thomas Wertheimer in April 2006 from our board of directors. Mr. Ludwick was appointed to the audit committee in August 2006. The corporate governance and nominating committee met two times in 2006. On March 5, 2007, the corporate governance and nominating committee selected the seven nominees currently standing for election as directors.

Our board of directors has adopted a charter governing the duties and responsibilities of the corporate governance and nominating committee. Our corporate governance and nominating committee charter is available on our website at www.macrovision.com. The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our board of directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our board of directors, help identify, evaluate and recruit candidates to fill vacancies on our board of directors, identify the nominees for election to our board of directors at the annual meeting of stockholders and oversee the evaluation of members of our board of directors.

Corporate Governance Materials

Code of Conduct. In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of Nasdaq. The Code of Conduct applies to all our employees, officers and directors and is designed to achieve conduct that reflects our ethical principles. The Code of Conduct provides that any waivers for executive officers or directors may be made only by the independent members of the board of directors and must promptly be disclosed to the stockholders. During 2006, we did not grant nor receive any request from directors or executive officers for waivers under the provisions of the Code of Conduct. A copy of the Code of Conduct is posted on our website at www.macrovision.com and we will post any amendments to, or waivers from, any provision from our Code of Conduct on our website.

Corporate Governance Guidelines and Committee Charters. In April 2004, we adopted our Corporate Governance Guidelines to assist the Board in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines and the charters of each of our audit committee, compensation committee and corporate governance and nominating committee are available at our website at www.macrovision.com.

Director Nomination Process

Director Qualifications

The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our board of directors. Each member of our board of directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the board of directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the board to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the board to meet the definition of “independent director” under the listing standards of Nasdaq.

Identifying Nominees

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the board, senior level executives, individuals personally known to the members of the board, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. Mr. Majteles was identified by Mr. Blank, our non-management director, as a potential nominee and Mr. Ludwick was identified by Mr. Amoroso, our President and CEO, as a potential nominee. In 2006, we did not pay any fees or expenses to any third party to assist in this process.

Stockholder Nominations

In identifying nominees for our board of directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the board. If a stockholder wishes to nominate a candidate to serve on our board, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to the attention of Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050 on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by us as set forth under “Stockholder Proposals for the 2008 Annual Meeting.” To date, we have not had any candidates submitted by any stockholders for the upcoming annual meeting.

Communications with the Board

Stockholders may send communications to the board of directors or individual members of the board by submitting a letter or letters in a sealed envelope(s) labeled with the name(s) of the desired recipient(s). This letter should be placed in a larger envelope and mailed to Macrovision Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050. The Corporate Secretary will forward the sealed envelope(s) to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

Compensation Committee Interlocks and Insider Participation

Donna S. Birks, Steven G. Blank, William N. Stirlen, Robert J. Majteles and Thomas Wertheimer served as members of our compensation committee during 2006. None of the members of the compensation committee during any part of 2006 had any interlocking relationship as defined by the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of February 28, 2007, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our board of directors are included below.

Name	Age	Positions
Alfred J. Amoroso	57	President and Chief Executive Officer
James Budge	40	Chief Financial Officer
Mark Bishof	47	Executive Vice President, Global Sales & Services
Stephen Yu	41	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Alfred J. Amoroso, please see Proposal 1: Election of Directors.

James Budge. Mr. Budge has served as our Chief Financial Officer since September 2005. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Senior Vice President and Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant.

Mark Bishof. Mr. Bishof has served as our Executive Vice President of Global Sales and Services since November 2005. From April 2005 to October 2005, Mr. Bishof served as a consultant to Warburg Pincus in its Information Technology and Communications practice. From January 2002 to April 2005, Mr. Bishof served as IBM’s Vice President of Worldwide Sales, WebSphere Business Integration. From March 2000 until its merger with IBM in January 2002, Mr. Bishof served as Senior Vice President, Global Sales and Services for CrossWorlds Software. Mr. Bishof holds a B.S. in Computer and Information Science from the University of Maryland.

Stephen Yu. Mr. Yu has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2006. He served as Vice President, General Counsel and Secretary of Aspect Communications Corporation, a provider of contact center solutions, from April 2003 until its acquisition by Concerto Software, Inc. in September 2005. From June 2002 to January 2003, Mr. Yu served as Vice President, General Counsel and Secretary of Riverstone Networks, Inc., a provider of ethernet network solutions, and from September 1999 to May 2002, he served as Vice President, General Counsel and Secretary of Palm, Inc., a provider of mobile computing solutions. Mr. Yu holds a B.S. in electrical engineering from Purdue University and a J.D. cum laude from Georgetown University Law Center. Mr. Yu is a member of the California State bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock was beneficially owned as of February 28, 2007 by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Macrovision Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of February 28, 2007. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 52,182,823 shares outstanding on February 28, 2007. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares	Options	Total	Percent of Class
PRIMECAP Management Company (1)	5,098,281	0	5,098,281	9.77%
Vanguard Horizon Funds (2)	3,270,000	0	3,270,000	6.27%
Unicredito Italiano S.p.A. (3)	2,964,964	0	2,964,964	5.68%
Blum Capital Partners, LP (4)	2,823,865	0	2,823,865	5.41%
Transamerica Investment Management, LLC (5)	2,736,529	0	2,736,529	5.24%
Lord, Abbett & Co., LLC (6)	2,628,418	0	2,628,418	5.04%
John O. Ryan (7)	868,796	0	868,796	1.66%
William Krepick (8)	155,811	604,043	759,854	1.46%
Alfred J. Amoroso (9)	188,372	233,506	421,878	*
James Wickett (10)(11)	37,751	164,583	202,334	*
William N. Stirlen	9,450	169,786	179,236	*
Donna S. Birks	8,850	151,125	159,975	*
Steven G. Blank	1,000	147,916	148,916	*
Loren Hillberg (11)(12)	38,917	50,260	89,177	*
James Budge (13)	37,500	45,140	82,640	*
Mark Bishof (11)	15,000	15,276	30,276	*
Robert J. Majteles	0	15,694	15,694	*
Andrew K. Ludwick	0	10,000	10,000	*
Thomas Wertheimer (8)	0	0	0	*
All executive officers and directors as a group (10 persons)	1,136,468	788,443	1,924,911	3.69%

*	Less than one percent
(1)	Based solely on information provided by PRIMECAP Management Company in a Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2007. The address of PRIMECAP Management Company is 225 South Lake Avenue #400 Pasadena, California 91101.
(2)	Based solely on information provided by Vanguard Horizon Funds-Vanguard Capital Opportunity Fund in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)	Based solely on information provided by Unicredito Italiano S.p.A. (previously filed as Pioneer Global Asset Management S.p.A.) in a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2007. The address of Unicredito Italiano S.p.A. is Piazza Cordusio 2, 20123 Milan, Italy.

(4)	Based solely on information provided by Blum Capital Partners, L.P. (“Blum LP”) in a Schedule 13D filed with the Securities and Exchange Commission on July 31, 2006. Beneficial ownership represents: (i) 817,995 shares held by Blum LP and Richard C. Blum & Associates, Inc. (“RCBA”) as a parent holding company of Blum LP; (ii) 1,856,347 shares held by Blum Strategic GP III, L.L.C.; (iii) 89,323 shares held by Saddlepoint Partners GP; and (iv) 60,200 shares that are legally owned by two investment advisory clients, with respect to which Blum LP has voting and investment power. Voting and investment power concerning the above shares are held solely by Blum LP, Blum Strategic GP III and Saddlepoint Partners GP. As the sole general partner of Blum LP, RCBA is deemed the beneficial owner of the securities over which Blum LP has voting and investment power. The address of all of these entities is 909 Montgomery Street, Suite 400, San Francisco, California 94133.
(5)	Based solely on information provided by Transamerica Investment Management, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 21, 2007. The address of Transamerica Investment Management is 11111 Santa Monica Boulevard, Los Angeles, California 90025.
(6)	Based solely on information provided by Lord, Abbett & Co., LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, NJ 07302.
(7)	Includes 823,124 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 22,836 shares held of record by an unrelated trustee in a grantor retained-interest annuity trust established by Mr. Ryan, and 22,836 shares held of record by an unrelated trustee in a grantor retained-interest annuity trust established by Mr. Ryan’s wife.
(8)	Mr. Krepick and Mr. Wertheimer served as members of our Board of Directors until April 27, 2006.
(9)	Shares beneficially owned include 125,000 shares subject to a restricted stock award. The Company has a right of repurchase with respect to unvested shares subject to the restricted stock award, which lapses as the shares vest in equal annual installments over 4 years beginning September 1, 2006. Also includes 49,000 shares held of record by a trust of which Mr. Amoroso is the trustee, 6,000 shares held of record by an unrelated trustee in three trusts established by Mr. Amoroso for his children and 5,000 shares held of record by Mr. Amoroso in a personal IRA account.
(10)	Shares beneficially owned include 22,751 shares subject to a restricted stock award. The Company has a right of repurchase with respect to unvested shares subject to the restricted stock award, which lapses as the shares vest in equal annual installments over 4 years beginning November 3, 2005.
(11)	Shares beneficially owned include 15,000 shares subject to a restricted stock award. The Company has a right of repurchase with respect to unvested shares subject to the restricted stock award, which lapses as the shares vest in equal annual installments over 4 years beginning July 28, 2006.
(12)	Shares beneficially owned include 22,000 shares subject to a restricted stock award. The Company has a right of repurchase with respect to unvested shares subject to the restricted stock award, which lapses as the shares vest in equal annual installments over 4 years beginning November 3, 2005.
(13)	Shares beneficially owned include 37,500 shares subject to a restricted stock award. The Company has a right of repurchase with respect to unvested shares subject to the restricted stock award, which lapses as the shares vest in equal annual installments over 4 years beginning September 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq and to furnish us with copies of all of the reports they file.

To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we are unaware of any failures during 2006 to file Forms 3, 4 or 5 and any failures to file such forms on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly qualified executive management team. With respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers (collectively referred to as the “Named Executives”), this Compensation Analysis and Discussion describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the Named Executives, and the policies and practices to administer such programs.

Compensation Philosophy and Objectives

The compensation committee is comprised entirely of non-employee directors. In addition to offering market competitive compensation programs, we place significant emphasis on pay for performance, where the primary aim is to motivate executive management to achieve the business and strategic objectives that drive shareholder value. Our executive compensation programs have been designed, and are maintained by the compensation committee, to achieve the following objectives:

•	To attract and retain talented and experienced executives by offering market competitive compensation programs;

•	To support a pay-for-performance policy that differentiates bonus amounts among the Named Executives on both their individual performance and the performance of the Company;

•	To align the interests of executives with the long-term interests of the stockholders through awards whose value over time depends upon the market value of the Company’s common stock; and

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievements.

In pursuit of these objectives, the compensation committee believes that the compensation packages provided to the Named Executives should include both cash and stock-based compensation, with an emphasis on pay for performance.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers other than our chairman of the board. With respect to the compensation levels of all other Named Executives, the compensation committee meets outside the presence of all executive officers except our chief executive officer and our chairman of the board. Mr. Amoroso, our chief executive officer, annually reviews each other Named Executive’s performance with the compensation committee.

With the input of our human resources department, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals, special bonuses, and equity incentive awards for Named Executives other than the chief executive officer. In conjunction with the annual performance review of each Named Executive in February of each year, the compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary, bonus payments under the prior year’s annual incentive plan, target amounts and performance criteria for the current year’s annual incentive plan, and special bonuses for prior year accomplishments. In February, the compensation committee makes such determinations with respect to the chief executive officer as well. The compensation committee similarly determines equity incentive awards for each Named Executive in July of each year. At these times and other times throughout the year, the compensation committee reviews the analyses and supporting materials provided by our chief executive officer and human resources department regarding compensation of all Named Executives. In making compensation determinations, the compensation committee acts on the recommendations of the chief executive officer with modifications as deemed appropriate by the compensation committee for Named Executives other than the chief executive officer. The compensation committee determines each element of compensation for the chief executive officer.

We seek to attract and retain executives by offering total compensation competitive with the market in which we compete for executive talent. To determine market competitive pay levels for the Named Executives, the human resources department, with the assistance of our compensation surveys, conducts a market analysis of the market practices based on published survey data and on the compensation practices of publicly-traded companies comparable to Macrovision (“Compensation Peer Group”). The Compensation Peer Group is made up of software companies, entertainment-related technology companies, companies which may compete with our various product offerings and companies that are similar in revenue and/or market capitalization to us. Each element of the compensation mix is compared against the market data as well as the total direct compensation value provided. The Compensation Peer Group is periodically reviewed by the compensation committee. The companies included in the Compensation Peer Group were selected based on industry, annual revenues and market capitalization, consisting of companies against which the compensation committee believes that we compete in the market for executive talent.

Because we compete aggressively with both large and middle market companies in the market for executive talent, the compensation committee generally targets total direct compensation (i.e., base salary, annual cash incentives and value of long-term equity incentives) for the Named Executives at or approaching the 60th percentile of the market data. The allocation between cash and non-cash compensation is based on the compensation committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. For the fiscal year ended December 31, 2006, the elements of the compensation mix include:

•	Base salary;

•	Annual cash bonuses;

•	Equity-based compensation;

•	Change in control agreements; and

•	Broad-based benefits programs.

Base Salary

We establish the base salary of each Named Executive based on consideration of the 60th percentile pay levels of the Compensation Peer Group and published survey data and on other internal factors, such as the individual’s performance and experience, company performance and internal equity. The market analysis performed by our human resources department and the compensation surveys are reviewed by our chief executive officer and compensation committee. The compensation committee considers the recommendations of our chief executive officer and human resources department and the data provided by the compensation surveys in determining the appropriate base salary levels for the Named Executives. Base salary increases are also based on terms and conditions provided by the Named Executive’s employment agreements. Although the compensation committee believes that competitive base salaries are necessary to attract and retain a highly qualified executive team, it feels that a significant portion of executive compensation should be based on pay for performance.

Annual Cash Bonuses

For our Named Executives, annual cash incentive payments are based upon the attainment of specified revenue and operating income targets by the Company and upon the achievement of individual goals. In setting the target bonus amounts for each of the Named Executives, we consider bonus levels at the 60th percentile of the Compensation Peer Group and published survey data. The amount of bonuses paid to the Named Executives, however, is subject to the discretion of the compensation committee based on its assessment of the participant’s contribution to the organization and general and industry-specific conditions existing during the applicable period. For 2006, the compensation committee approved bonus payments for our senior executives earned under our Company Incentive Plan (the “Executive Plan”) as set forth in our Summary Compensation Table.

In addition to the cash bonuses payable under the Executive Plan, to reward extraordinary performance and achievements special bonuses may be awarded to the Named Executives from time to time. These extraordinary bonus payments are based on the recommendation of the chief executive officer and subject to the approval of the compensation committee. With respect to the Named Executives, no discretionary bonuses were awarded in fiscal year 2006.

Equity-Based Compensation

In 2006, stock options and restricted stock were granted to the Named Executives to aid in their long-term retention and to align their interests with those of our stockholders. Historically, the compensation committee has emphasized equity-based compensation in the form of stock option grants. However, as a result of Financial Accounting Standard No. 123R (“FAS 123(R)”) and our adoption of a policy limiting the aggregate number of shares granted under our 2000 Equity Incentive Plan in order to help reduce dilution to our stockholders, the compensation committee decided to alter its equity-compensation practices by awarding a mix of stock options and restricted stock. The compensation committee determined that this mix would be less dilutive to our current stockholders than its traditional option award practices and would reduce the amount of compensation expense that would be recognized in our statements of income, which in turn would result in higher reported net income.

The equity-based compensation awarded to the Named Executives are set by the compensation committee based on the practices of the Compensation Peer Group, published survey data and the recommendation of the chief executive officer. In addition, the compensation committee also considered the executive’s replacement value, individual performance and achievements.

During 2006, the Named Executives received option grants under the 2000 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the grant dates. These options vest over a three-year period after grant, subject to the Named Executive’s continued employment with the Company. All options granted to the Named Executives in 2006 under the 2000 Equity Incentive Plan expire five years from the grant date, unless the participant’s employment with the Company terminates before the end of such five-year period. Our Named Executives also received restricted stock grants in 2006, which vest over a four-year period after the grant date subject to the Named Executive’s continued employment with the Company.

Executive Severance and Arbitration Agreements

Each of the Named Executives has entered into an executive severance and arbitration agreement with the Company. With the exception of the chief executive officer, all executive severance and arbitration agreements of the Named Executives are substantially the same, providing cash severance of twelve months base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a “change in control” of the Company. The executive severance and arbitration agreement of the chief executive officer provides for the similar cash severance, accelerated vesting and benefit coverage as the other Named Executives in the event of a “change in control,” the principal differences are that the chief executive officer’s executive severance and arbitration agreement provides him (i) certain of such severance benefits upon termination of his employment by the Company without “cause” or his voluntary termination with “good reason” unrelated to any “change in control” of the Company, and (ii) an additional tax “gross-up” payment if the payment of severance, accelerated vesting and continuation of benefits upon a “change in control” results in excise tax under Code Section 4999 of the Internal Revenue Code of 1986, as amended. All severance benefits provided to the Named Executives, including the chief executive officer, as the result of a “change in control” are “double trigger” benefits, which means that the payment of cash severance, accelerated vesting of equity-based compensation and continuation of benefits requires both (1) a “change in control” of Macrovision, and (2) the Named Executive’s termination of employment by the Company without “cause” or by the Named Executive with “good reason.” The terms “change in control,” “cause” and “good reason” are defined in the executive severance and arbitration agreements.

Broad-Based Benefits Programs

These benefits include health, dental, disability and life insurance, healthcare savings accounts, health club membership reimbursement, paid vacation time and company contributions to a 401(k) profit sharing retirement plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees.

Administrative Policies and Practices

In administering the compensation programs of the Named Executives, the compensation committee meets at least four times a year in conjunction with regularly scheduled Board of Director meetings. The compensation committee also meets telephonically to discuss extraordinary items (such as, the hiring or dismissal of a Named Executive). The compensation committee members regularly confer with our chief executive officer and human resources department on matters regarding the compensation of the Named Executives and other executive officers.

Timing of Grants of Options and Restricted Stock

In 2006, we granted stock options and restricted stock to our Named Executives at the July meeting of our compensation committee meeting. It has been our practice to use the date the compensation committee approves the grants for purposes of establishing the exercise price of options awarded to the Named Executives, so that these grants were effective on July 28, 2006, the compensation committee meeting date. The grants to our chief executive officer and chief financial officer in 2006 were made on March 1, 2006 and September 1, 2006 in accordance with their respective employment agreements entered into with the Company in 2005, which provided for such dates.

For fiscal year 2007, the Company has adopted new procedures for granting stock options and restricted stock to all executive officers, which includes the Named Executives. The proposed procedures apply to both “new-hire” grants, annual “refresher” grants and other “continuing” grants. They do not apply to grants made to executive officers at such time, if any, as they may become new-hire employees of the Company in connection with the Company’s acquisition of another business. The procedures include the following:

New-Hire Grants.

Stock Options. Subject always to prior compensation committee authorization of the particular stock option grant, grants for all newly hired executive officers (other than those employed in connection with a business acquisition) shall occur on the first day of the month next following the new employee’s start date (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

Restricted Stock. Restricted stock may be granted upon the following dates each calendar year: January 2, March 1, May 1, July 1, September 1 and November 1 (the “restricted stock grant dates”). Subject always to prior compensation committee authorization of the particular grant of restricted stock, grants for all newly hired executive officers (other than those employed in connection with a business acquisition) shall occur on the restricted stock grant date next following the new employee’s start date. For example, if the compensation committee authorized a grant to a new-hire executive officer on February 10 and the executive officer started employment on February 20, the grant date would be March 1. If the new-hire executive officer started employment on February 20 but the compensation committee did not authorize the grant until March 2, the grant date would be May 1.

Annual Refresher Grants. If the compensation committee determines to authorize regularly scheduled “refresher” grants of restricted stock or stock options, such grants will be made on September 1 each year, and the compensation committee will determine the share amounts at or following its July meeting, but no later than August 31. If for any reason the compensation committee fails to determine share amounts prior to the September 1, (i) the grant date for stock options would be rescheduled to occur on the first day of the next month following the date on which such share amounts are determined, but in no event less than two weeks from the date on which the share amounts are set and (ii) the grant date for restricted stock would be rescheduled to on the next restricted stock grant date following the date on which such share amounts are determined, but in no event less than two weeks from the date on which the share amounts are set. For example, if the compensation committee authorized refresher grants on September 20, the grants would be made November 1.

Continuing Grants. In addition to the regularly scheduled “refresher” grants of stock options or restricted stock, the Company may grant stock options or restricted stock to existing employees for retention, promotion or special bonus reasons. Continuing grants for executive officers shall occur: (i) on the first day of the month next following approval of the grant by the compensation committee for grants of stock options; and (ii) on the next restricted stock grant date following the date of approval of the grant by the compensation committee for grants of restricted stock.

Exercise Price of Stock Options. In all instances, the exercise price for stock options will be set as the closing price of the Company’s common stock on the grant date, or the closing price on the last day of trading prior to that date if the grant date falls on a weekend or holiday.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the compensation committee for our Named Executives. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the chief executive officer and other Named Executives to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The compensation committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).

The compensation committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments. Under the 2000 Equity Incentive Plan, award of stock options and performance stock are designed generally to satisfy the deductibility requirements of Section 162(m). However, the compensation committee has deemed it desirable to retain the flexibility in rewarding senior management for extraordinary contributions that cannot properly be recognized under a predetermined quantitative plan, and, therefore, bonuses to our Named Executives under our Executive Plan generally will be counted against the $1 million limitation on deductible compensation, and any compensation in excess of such limitation will not be deductible by us. Neither the chief executive officer nor any other Named Executive received compensation in excess of such limitation in 2006. However, the chief executive officer’s bonus for 2006 paid in 2007 and base compensation set for 2007 are expected to exceed the $1 million limitation in 2007, such that a portion of such compensation will not be deductible by the Company for income tax purposes.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Robert J. Majteles (Chair)

Steven G. Blank

Donna S. Birks

William N. Stirlen

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Macrovision in all capacities for the fiscal year ended December 31, 2006 by our Named Executives. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred. We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Alfred J. Amoroso President and Chief Executive Officer	2006	$500,000	—	$203,966	$1,706,241	$555,000	—	$7,466	$2,972,673

James Budge Chief Financial Officer	2006	$287,500	—	$61,190	$544,879	$175,740	—	$721	$1,070,030

Mark Bishof Executive Vice President, Global Sales and Services	2006	$350,000	—	$27,989	$387,882	$163,380	—	$3,837	$933,088

Loren Hillberg Executive Vice President, Commerce	2006	$272,500	—	$204,973	$432,878	$111,870	—	$4,285	$1,026,506

James Wickett Executive Vice President, Corporate Development	2006	$272,917	—	$204,973	$381,597	$118,470	—	$3,215	$981,172

(1)	Amounts disclosed under “Stock Awards” represent the dollar amount recognized for financial statement reporting purposes. Restricted stock was granted to Mr. Amoroso and Mr. Budge on September 1, 2006 and the closing price per share was $23.18 on such date. Mr. Bishof, Mr. Hillberg and Mr. Wickett were granted restricted stock on July 28, 2006 and the closing price per share was $20.56 on such date. All such shares of restricted stock vest in equal annual installments over 4 years beginning on the grant date and are eligible to receive dividends. See Note 8 to the Company’s consolidated financial statements included in its Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123(R).

(2)	Amounts disclosed under “Option Awards” represent the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R). See Note 8 to the Company’s consolidated financial statements included in its Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123(R).

(3)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent bonuses paid pursuant to the Company’s Executive Plan for services rendered in 2006. Such bonuses for services rendered in 2006 were paid in 2007.

(4)	Amounts disclosed under “All Other Compensation” consist of (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan; (ii) the contributions we made on behalf of the Named Executives to their healthcare reimbursement accounts; and (iii) employer paid premiums for life insurance coverage.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2006 to the Named Executives.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (3) (l)
		Threshold ($) (c)	Target ($) (2) (d)	Maximum ($) (e)	Threshold (#) (f)	Target ($) (g)	Maximum ($) (h)
Alfred J. Amoroso President and Chief	3/1/06 9/1/06	—	— —	— —	— —	— —	— —	— 125,000	125,000 —	$20.90 —	$ $	888,288 2,897,375
Executive Officer	N/A		500,000		—	—	—	—	—	N/A		—

James Budge Chief Financial	3/1/06 9/1/06	— —	— —	— —	— —	— —	— —	— 37,500	37,500 —	$20.90 —	$ $	266,486 869,213
Officer	N/A		145,000	—	—	—	—	—	—	N/A		—

Mark Bishof	7/28/06	—	—	—	—	—	—	15,000	15,000	$20.56		$416,112
Executive Vice President, Global Sales and Services	N/A	—	140,000	—	—	—	—	—	—	N/A		—

Loren Hillberg	7/28/06	—	—	—	—	—	—	15,000	15,000	$20.56		$416,112
Executive Vice President, Commerce	N/A	—	110,000	—	—	—	—	—	—	N/A		—

James Wickett	7/28/06	—	—	—	—	—	—	15,000	15,000	$20.56		$416,112
Executive Vice President, Corporate Development	N/A	—	110,000	—	—	—	—	—	—	N/A		—

(1)	We award cash bonuses pursuant to our Executive Plan. The Executive Plan provides for the award of annual cash bonuses based upon the attainment of specified revenue, operating income and customer satisfaction targets and also individual performance. The actual amount paid to each of the Named Executives for fiscal year ended December 31, 2006 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)	Represents the target payout under the 2006 Executive Plan assuming 100% achievement of target.

(3)	Represents the full grant date fair value of each award as determined pursuant to FAS 123(R).

DISCUSSION OF SUMMARY COMPENSATION AND PLAN-BASED AWARDS TABLES

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements with Named Executives

Employment Agreements.

In June 2005, we entered into an employment agreement with Mr. Amoroso. Under the employment agreement, Mr. Amoroso is entitled to an initial annual base salary of $500,000, and is eligible to participate in Macrovision’s Executive Plan with a cash bonus target equal to 100% of his base salary. Under the agreement, we also provided Mr. Amoroso with a relocation reimbursement in a total amount not to exceed $400,000. Pursuant to the agreement, we granted Mr. Amoroso, on his first day of employment, options to purchase 500,000 shares of Company common stock, having a term of five years and vesting over three years in accordance with the terms and conditions of the Company’s 2000 Equity Incentive Plan. During his employment with the Company, Mr. Amoroso will be granted additional options to purchase 250,000 shares of Company common stock in each of 2006, 2007 and 2008. Each additional grant will be made in two equal installments on March 1 and September 1 of each applicable year with exercise prices at the fair market value of the Company’s common stock on the grant dates, will have a term of five years and will vest over a three-year period.

On July 28, 2006, our compensation committee approved an amendment to Mr. Amoroso’s employment agreement whereby Mr. Amoroso was granted 125,000 shares of restricted stock on September 1, 2006 instead of the stock option grant that he would have otherwise been entitled to receive. In addition, the compensation committee further approved the amendment to Mr. Amoroso’s offer letter to grant him restricted stock instead of stock options for the future semiannual grants in 2007 and 2008. The restricted stock was granted at a price per share of the par value of the stock, which is $0.001 per share, and has a four year vesting schedule. These shares vest in accordance with the terms and conditions of the 2000 Equity Incentive Plan, as amended, as follows: 25% of the restricted stock vests on each annual anniversary date of the grant date, subject to his continuing employment with the Company or its subsidiaries, through the applicable vesting date.

On February 7, 2007, the Compensation Committee approved the amendment to Mr. Amoroso’s employment arrangement such that for calendar year 2007 and subsequent years, Mr. Amoroso’s bonus payout will be based 100% upon the Company’s performance. Company performance in 2007 will be determined based upon the Company meeting its annual revenue, operating profit and customer satisfaction targets.

In September 2005, we entered into an employment agreement with Mr. Budge. Under the employment agreement, Mr. Budge is entitled to an initial annual base salary of $275,000, with a cash payout at 100% achievement of targets equal to 50% of his prorated base salary earned during 2005, of which 80% payment for 2005 was guaranteed. Beginning in 2006, Mr. Budge became eligible to participate in the Executive Plan with a cash bonus target equal to 50% of his base salary. We also granted Mr. Budge options to purchase 200,000 shares of Company common stock, having a term of five years and vesting over three years in accordance with the terms and conditions of the 2000 Equity Incentive Plan. During his employment with the Company, Mr. Budge will be granted additional options to purchase 75,000 shares of Company common stock in each of 2006 and 2007. Each additional grant will be made in two equal installments on March 1 and September 1 of each applicable year with exercise prices at the fair market value of the Company’s common stock on the grant dates, will have a term of five years and will vest over a three-year period.

On July 28, 2006, our compensation committee approved an amendment to Mr. Budge’s employment agreement whereby Mr. Budge was granted 37,500 shares of restricted stock on September 1, 2006 instead of the stock option grant that he would have otherwise been entitled to receive. In addition, the compensation committee further approved the amendment to Mr. Budge’s offer letter to grant him restricted stock instead of stock options for the future semiannual grants in 2007. The restricted stock was granted at a price per share of the par value of the stock, which is $0.001 per share, and has a four year vesting schedule. These shares vest in accordance with the terms and conditions of the 2000 Equity Incentive Plan, as amended, as follows: 25% of the restricted stock vests on each annual anniversary date of the grant date, subject to his continuing employment with the Company or its subsidiaries, through the applicable vesting date.

2000 Equity Incentive Plan

As set forth in the Summary Compensation table and the Grants of Plan-Based Awards table, a certain number of our executives received options and restricted stock under our 2000 Equity Incentive Plan. The following is a description of some of the material terms of our 2000 Equity Incentive Plan, a complete copy of which is filed with the SEC and is qualified in its entirety to such filing.

Eligibility. Our employees, consultants, independent contractors and non-employee directors, and those of our subsidiaries, are eligible to receive awards under the 2000 Equity Incentive Plan. As of February 28, 2007, approximately 839 persons (including 10 executive officers and directors) were eligible to participate in the 2000 Equity Incentive Plan.

No one person participating in the 2000 Equity Incentive Plan may receive options, stock appreciation rights, restricted stock, restricted stock units or performance shares for more than 1,500,000 shares of common stock in any single calendar year.

Should an option under the 2000 Equity Incentive Plan expire or terminate for any reason prior to exercise in full, the shares subject to the unexercised portion of the option will be available for subsequent awards under the 2000 Equity Incentive Plan. If restricted shares, shares subject to restricted stock units, performance shares or shares issued upon exercise of options are forfeited and if stock appreciation rights are forfeited or terminate before exercise, such shares will be available for subsequent awards under the 2000 Equity Incentive Plan. If stock appreciation rights are settled in shares, the number of shares available for future awards under the 2000 Equity Incentive Plan will be reduced by the number of shares of common stock that were subject to the rights exercised.

Option Grants: Price and Exercisability. The 2000 Equity Incentive Plan authorizes the plan administrator to grant options that are either incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) or nonstatutory stock options. The option exercise price per share in the case of incentive stock options and non-statutory stock options may not be less than 100% of the fair market value of the common stock on the grant date. If incentive stock options are granted to any employee owning greater than 10% of our outstanding stock, then the exercise price for that employee will be not less than 110% of the fair market value of a share of our common stock on the date of grant.

For purposes of establishing the exercise price and for all other valuation purposes under the 2000 Equity Incentive Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as reported on Nasdaq.

Awards granted under the 2000 Equity Incentive Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2000 Equity Incentive Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. The compensation committee may accelerate the exercisability of all or any portion of an option at any time.

No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family or to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family.

Awards granted in the form of options under the 2000 Equity Incentive Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding five years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with Macrovision ceases for any reason, including death, disability, retirement or termination.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable three months following termination of service, unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part. This discretion may be exercised at any time while the options remain outstanding.

Restricted Stock Awards. The 2000 Equity Incentive Plan authorizes the compensation committee to grant restricted stock awards. A restricted stock award is an award entitling the recipient to receive shares of our common stock (“restricted stock”) or to receive the economic equivalent of shares of our common stock (“restricted stock units”) subject to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with Macrovision and its subsidiaries or the achievement of pre-established performance goals and objectives. No more than 2,000,000 of the shares remaining under the plan may be issued as restricted stock, restricted stock units and performance shares combined.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the 2000 Equity Incentive Plan and any option or other award or portion thereof not exercised will terminate unless the 2000 Equity Incentive Plan and the options and other awards thereunder are assumed by the surviving corporation or new options or other awards in the successor corporation are substituted for Macrovision options or other awards. If the surviving corporation does not assume all outstanding stock option awards or make such substitutions, each optionee will have the right to exercise all of his or her options as of the date of the corporate transaction, regardless of their vesting schedule.

OUTSTANDING EQUITY AWARDS

During 2006, the Named Executives received option grants under the 2000 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the grant dates. These options vest over a three-year period after grant, subject to the Named Executive’s continued employment with the Company. All options granted to the Named Executives in 2006 under the 2000 Equity Incentive Plan expire five years from the grant date, unless the participant’s employment with the Company terminates before the end of such five-year period. Our Named Executives also received restricted stock grants in 2006, which vest over a four-year period after the grant date subject to the Named Executive’s continued employment with the Company.

Market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock at December 29, 2006, which was $28.26.

The following table sets forth certain information with respect to outstanding equity awards for the fiscal year ended December 31, 2006 to the Named Executives.

Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g)		Market Value of Shares of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Alfred J. Amoroso President and Chief Executive Officer	152,778 —	347,222 125,000	(1) (2)	— —	$ $	22.95 20.90	7/5/10 3/1/11	125,000	(10)	$3,532,500	—	—

James Budge Chief Financial Officer	16,668 —	150,000 37,500	(3) (4)	— —	$ $	18.57 20.90	9/6/10 3/1/11	37,500	(11)	$1,059,750	—	—

Mark Bishof Executive Vice President, Global Sales and Services	1,389 —	161,110 15,000	(5) (6)	— —	$ $	15.61 20.56	11/3/10 7/28/11	15,000	(12)	$423,900	—	—

Loren Hillberg Executive Vice President, Commerce	44,791 —	91,667 15,000	(7) (6)	— —	$ $	22.70 20.56	4/4/10 7/28/11	33,750	(13)	$953,775	—	—

James Wickett Executive Vice President, Corporate Development	137,500 11,111 —	12,500 13,889 15,000	(8) (9) (6)	— — —	$ $ $	23.77 23.20 20.56	2/3/09 4/12/10 7/28/11	33,750	(13)	$953,775	—	—

(1)	Of the shares underlying unvested options, approximately 13,888 will vest on the 5th of each month commencing on January 5, 2007 and ending on July 5, 2007 and approximately 20,833 will vest on the 5th of each month commencing on August 5, 2007 and ending on July 5, 2008.

(2)	Of the shares underlying unvested options, approximately 20,833 will vest on March 1, 2007 and approximately 4,340 will vest on the 1st of each month commencing on April 1, 2007 and ending on March 1, 2009.

(3)	Of the shares underlying unvested options, approximately 5,555 will vest on the 6th of each month commencing on January 6, 2007 and ending on September 6, 2007, and approximately 8,333 will vest on the 6th of each month commencing on October 6, 2007 and ending on September 6, 2008.

(4)	Of the shares underlying unvested options, 6,250 will vest on March 1, 2007, and approximately 1,302 options will vest on the 1st of each month commencing on April 1, 2007 and ending on March 1, 2009.

(5)	Of the shares underlying unvested options, approximately 5,555 will vest on the 3rd of each month commencing on January 3, 2007 and ending on November 3, 2007 and approximately 8,333 will vest on the 3rd of each month commencing on December 3, 2007 and ending on November 3, 2008.

(6)	Of the shares underlying unvested options, approximately 2,500 will vest on July 28, 2007, approximately 416 will vest on the 28th of each month commencing on August 28, 2007 and ending on July 28, 2008 and 625 will vest on the 28th of each month commencing on August 28, 2008 and ending on July 28, 2009.

(7)	Of the shares underlying unvested options, approximately 4,166 will vest on the 4th of each month commencing on January 4, 2007 and ending on April 4, 2007 and 6,250 will vest on the 4th of each month commencing on May 4, 2007 and ending on April 4, 2008.

(8)	Of the shares underlying unvested options, 6,250 will vest on each of January 3, 2007 and February 3, 2007.

(9)	Of the shares underlying unvested options, approximately 868 will vest on the 12th of each month commencing on January 12, 2007 and ending on April 12, 2008.

(10)	These shares vest in four equal annual installments commencing on September 1, 2007 and ending on September 1, 2010.

(11)	These shares vest in four equal annual installments commencing on September 1, 2007 and ending on September 1, 2010.

(12)	These shares vest in four equal annual installments commencing on July 28, 2007 and ending on July 28, 2010.

(13)	These shares are comprised of two separate restricted stock grants. Of the total: (a) 15,000 vest in four equal annual installments commencing on July 28, 2007 and ending on July 28, 2010 and (b) 18,750 vest in three equal annual installments commencing on November 3, 2007 and ending on November 3, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option exercises and stock awards acquired on vesting during the fiscal year ended December 31, 2006 to the Named Executives.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (2) (#) (d)	Value Realized on Vesting (3) ($) (e)
Alfred J. Amoroso President and Chief Executive Officer	—	—	—	—

James Budge Chief Financial Officer	33,332	$322,654	—	—

Mark Bishof Executive Vice President, Global Sales and Services	37,501	$472,155	—	—

Loren Hillberg Executive Vice President, Commerce	13,542	$75,766	6,250	$164,875

James Wickett Executive Vice President, Corporate Development	—	—	6,250	$164,875

(1)	Calculated based upon the closing market price of our common stock on the date of exercise less the exercise price of such shares.

(2)	Represents the vesting of restricted stock.

(3)	Calculated by multiplying the number of shares of restricted stock vested by the closing market price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We entered into executive severance and arbitration agreements with: Mr. Wickett in February 2005, Mr. Budge in September 2005, Mr. Hillberg in April 2005 and Mr. Bishof in October 2005, each in connection with their employment with Macrovision. Under the agreements, in the event of a change in control of Macrovision, each of these executives is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested options held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a “change in control” of Macrovision and (2) the executive’s termination of employment by the Company without cause or by the executive with “good reason.” The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a “change in control” during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the Company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination any employee of ours to work for another business.

We entered into an executive severance and arbitration agreement with Mr. Amoroso in July 2005 in connection with his employment with Macrovision. Under the agreement, in the event the Company terminates Mr. Amoroso’s employment for any reason other than cause or he terminates his employment with “good reason” during the period beginning four months prior to a change in control of the Company and ending twelve months following the change in control, Mr. Amoroso is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) in effect four months before the change of control or at the time of termination of employment, whichever is greater. In such event, all of Mr. Amoroso’s unvested options will immediately vest, and Mr. Amoroso would be entitled to an additional tax “gross-up” payment if the payment of severance, accelerated vesting and continuation of benefits result in him incurring an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. In the event that Mr. Amoroso’s employment is terminated by the Company without cause or Mr. Amoroso voluntarily terminates his employment with good reason, but not within the period surrounding a change in control of the Company specified above, Mr. Amoroso is entitled to receive a lump sum severance payment equal to 12 months of regular base salary in effect at the time of the termination of his employment, and the vesting of stock options held by Mr. Amoroso accelerate such that the number of stock options that would have vested and become exercisable within 12 months following the termination date become vested and exercisable as of the termination date. In either situation, Mr. Amoroso is also entitled to receive all welfare benefits we have provided to him immediately prior to his termination during the period we are obligated to make his severance payments, or if sooner, until he is entitled to welfare benefits from any entity employing him after his termination by the Company. In addition, he has agreed not to solicit, for one year following termination, any employee of ours to work for another business.

Mr. Amoroso is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his death or disability, or as the result of his voluntary termination other than for “good reason” or his involuntary termination by the Company for “cause.” In the event that the Company had terminated Mr. Amoroso’s employment without “cause” or he had voluntarily terminated with “good reason” on December 31, 2006, in each case not occurring in connection with a “change in control” of the Company, Mr. Amoroso would be entitled to a lump sum severance payment of $500,000, accelerated vesting of stock options having a value of $2,231,477, accelerated vesting of restricted stock having a value of $883,125, and healthcare benefit continuation having a value of $ $10,495, for a total value of $3,625,097. In the event that the Company had terminated Mr. Amoroso’s employment without “cause” or he had voluntarily terminated with “good reason” on December 31, 2006, and this was within four months prior or 12 months following a “change in control” of the Company, then Mr. Amoroso would be entitled to a lump sum severance payment of $500,000, accelerated vesting of stock options having a value of $2,763,749, accelerated vesting of restricted stock having a value of $3,532,500, healthcare benefit continuation having a value of $10,495, and a tax “gross up” payment of $1,032,095 for a total value of $7,838,839.

None of our Named Executives other than Mr. Amoroso is entitled to any payments from the Company in the event his or her employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his or her employment not in connection with a “change in control” of the Company.

In the event that the Company had terminated the employment of any Named Executive other than Mr. Amoroso without “cause” or he had voluntarily terminated with “good reason” on December 31, 2006, and this was within four months prior or 12 months following a “change in control” of the Company, then such Named Executives would be entitled to the following payments: Mr. Budge would be entitled to a lump sum severance payment of $290,000, accelerated vesting of stock options having a value of $1,729,500, accelerated vesting of restricted stock having a value of $1,059,750, and healthcare benefit continuation having a value of $16,614, for a total value of $3,095,864. Mr. Bishof would be entitled to a lump sum severance payment of $350,000, accelerated vesting of stock options having a value of $2,153,542, accelerated vesting of restricted stock having a value of $423,900, and healthcare benefit continuation having a value of $16,614, for a total value of $2,944,036. Mr. Hillberg would be entitled to a lump sum severance payment of $275,000, accelerated vesting of stock options having a value of $625,169, accelerated vesting of restricted stock having a value of $953,775, and healthcare benefit continuation having a value of $16,614, for a total value of $1,870,557. Mr. Wickett would be entitled to a lump sum severance payment of $275,000, accelerated vesting of stock options having a value of $241,903, accelerated vesting of restricted stock having a value of $953,775, and healthcare benefit continuation having a value of $16,614, for a total value of $1,487,292.

DIRECTOR COMPENSATION

Base Compensation. Each of our independent directors receives a fee of $1,500 for each quarterly board meeting, $1,000 for each other board meeting and $1,000 for each compensation, audit and corporate governance and nominating committee meeting that he or she attends. In addition to meeting fees, each independent director is paid an annual retainer of $30,000 for serving on our board of directors. The annual retainer is paid in four equal quarterly installments on the first day of January, April, July and October to those independent directors who are serving on the board of directors on such payment dates. Our directors who are our employees or otherwise are not independent do not receive any compensation for attending board or committee meetings.

Options. In addition to the compensation set forth above, each non-employee director receives options granted under our 1996 Directors Stock Option Plan. Under the 1996 Directors Stock Option Plan, each non-employee director will receive an automatic initial option grant to purchase 40,000 shares of common stock on the date on which such person first becomes a non-employee director. This initial option grant vests monthly over a three-year period. Employee directors who terminate employment and continue as non-employee directors are not eligible to receive this initial grant. Upon each anniversary of the date on which a non-employee director joined the board (or for an employee director who becomes a non-employee director, each anniversary of our initial public offering), the non-employee director, if he or she continues serving as a member of our board of directors, will receive an automatic annual option grant to purchase 15,000 shares of common stock. In addition, upon the conclusion of our annual meeting of stockholders each year, the chair of our audit committee of our board of directors receives an additional annual grant to purchase 7,500 shares of common stock and the chair of our compensation committee and corporate governance and nominating committee will each receive an additional annual grant to purchase 5,000 shares of common stock. These annual option grants vest monthly over a one-year period.

The table below summarizes the compensation paid by the Company to our Directors, other than Mr. Amoroso, for the fiscal year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Donna S. Birks	$69,000	—	$165,184	—	—	$1,608	$235,792
Steven G. Blank	$57,000	—	$184,577	—	—	—	$241,577
Andrew K. Ludwick	$20,500	—	$40,828	—	—	—	$61,328
Robert J. Majteles	$48,000	—	$72,480	—	—	—	$120,480
John O. Ryan	$100,000	—	—	—	—	$2,373	$102,373
William N. Stirlen	$69,000	—	$108,512	—	—	$1,529	$179,041
Thomas Wertheimer	$29,000	—	$32,333	—	—	$887	$62,220

Amounts disclosed under “Option Awards” is computed in accordance with FAS 123(R). Ms. Birks was granted options to purchase 15,000 shares on April 23, 2006 at an exercise price of $22.93 per share and 7,500 shares on April 27, 2006 at an exercise price of $22.28 per share. Mr. Blank was granted options to purchase 15,000 shares on April 9, 2006 at an exercise price of $22.16 per share and 10,000 shares on April 27, 2006 at an exercise price of $22.28 per share. Mr. Ludwick was granted options to purchase 40,000 shares on July 28, 2006 at an exercise price of $20.56 per share. Mr. Majteles was granted options to purchase 40,000 shares on February 9, 2006 at an exercise price of $18.53 per share. Mr. Stirlen was granted options to purchase 15,000 shares on April 23, 2006 at an exercise price of $22.93 per share.

As of December 31, 2006, the following directors held the following aggregate number of options outstanding: Ms. Birks – 153,000 shares, of which 145,500 shares are exercisable; Mr. Blank – 150,000 shares, of which 141,666 shares are exercisable; Mr. Ludwick – 40,000 shares, of which 5,555 shares are exercisable; Mr. Majteles – 40,000 shares, of which 10,000 shares are exercisable; and Mr. Stirlen – 171,036 shares, of which 166,036 shares are exercisable. Mr. Wertheimer did not have options to purchase any shares outstanding as of December 31, 2006.

Mr. Ryan is an employee, and, accordingly, receives a salary as disclosed in “Fees earned or paid in cash.” Amounts disclosed under “All Other Compensation” consists of expense reimbursement for attending meetings, except in the case of Mr. Ryan, for which “All Other Compensation” consists of payments under our group life insurance and health care plans.

AUDIT COMMITTEE REPORT

The audit committee reports to the board of directors and is responsible for overseeing and monitoring the accounting functions and internal controls of Macrovision, its subsidiaries and affiliates and to ensure the objectivity of Macrovision’s financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Macrovision’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with Macrovision’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Macrovision’s internal controls and the overall quality of Macrovision’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

In discharging its oversight responsibility, the audit committee has met and held discussions with management and with KPMG LLP, Macrovision’s independent registered public accounting firm for 2006. Management represented to the audit committee that Macrovision’s audited consolidated balance sheets at December 31, 2006 and 2005, and consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with KPMG LLP. The audit committee also discussed with KPMG LLP, those matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” including information regarding the scope and results of the audit.

The audit committee also obtained a formal statement from KPMG LLP describing all relationships between Macrovision and the independent registered public accounting firm that bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee discussed with KPMG LLP any relationships that may impact the firm’s objectivity and independence and also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the accountants’ independence and satisfied itself as to KPMG LLP’s independence.

The audit committee reviewed the report of management contained in Macrovision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in Macrovision’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Macrovision’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2007.

Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board, and the board approved, that Macrovision’s audited consolidated balance sheets at December 31, 2006 and 2005, and consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 be included in Macrovision’s 2006 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Members of the Audit Committee

Donna S. Birks (Chair)

William N. Stirlen

Andrew K. Ludwick

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2006 to the date of this proxy statement, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee of director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation.” There are no business relationships between us and any entity of which a director of Macrovision is an executive officer or of which a director of Macrovision owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2006 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2006.

Director and Officer-Related Bankruptcy Proceedings

Donna Birks, a director of Macrovision, served as Executive Vice President and Chief Financial Officer of Adaptive Broadband Corp. from December 1997 to January 2001. Adaptive Broadband filed for a petition under the Federal bankruptcy laws in July 2001.

Procedures for Approval of Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and Nasdaq rules. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with Macrovision from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the Audit Committee. We may enter into arrangements in the ordinary course of our business that involve Macrovision receiving or providing goods or services on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a Macrovision director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, Macrovision. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the Company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our Audit Committee must review and approve in writing in advance such related party transactions. All related party transactions involving the Company’s directors or executive officers must be reviewed and approved in writing in advance by the Company’s Audit Committee.

LEGAL PROCEEDINGS

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or and of its subsidiaries.

ADDITIONAL INFORMATION

Annual Report. Our annual report to stockholders is being mailed to you with this proxy statement. We have filed our annual report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission. It is available at the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.macrovision.com. If you did not receive these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Stockholder Proposals for the 2008 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2008 annual meeting of stockholders, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050 no later than November 23, 2007. In addition, if a stockholder proposal is not submitted to us before February 6, 2008, then the proxy to be solicited by the board of directors for the 2008 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2008 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.

Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.

Electronic Distribution of Proxy Materials. We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com. Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the meeting and, to the knowledge of the board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

/s/ Alfred J. Amoroso
Alfred J. Amoroso, President & CEO

Dated: March 23, 2007

Santa Clara, California

ANNEX A

MACROVISION CORPORATION

AUDIT COMMITTEE CHARTER

This amended charter of the Audit Committee (the “Committee”) was adopted by the Board of Directors (the “Board”) of Macrovision Corporation (“Macrovision” or the “Company”) on February 26, 2004 and amended by the Board on February 7, 2007.

I.    AUDIT COMMITTEE PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, and the performance of the Company’s internal audit function and external auditors. The Committee’s function is one of oversight and review, and it is not expected to audit the Company’s financial statements, to define the scope of the audit, to control the Company’s accounting practices, or to define the standards to be used in preparation of the Company’s financial statements.

The Board has appointed the Committee to provide independent and objective oversight of the accounting and financial reporting processes and the system of internal controls of Macrovision, its subsidiaries and affiliates. The Committee shall also prepare the audit committee report the Securities and Exchange Commission (“SEC”) requires to be included in the Company’s annual proxy statement.

The Committee and the Board recognize that management (including the Company’s internal audit staff) and the external auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing processes and practices than do Committee members. Accordingly the Committee, in its oversight role, does not provide any special assurance as to the Company’s financial statements or any certification as to the work of the external auditors.

II.    AUTHORITY

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities including the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. It is empowered to:

•

Appoint, compensate, retain, determine funding for (and be provided funding for) and monitor the continuing independence and performance of the public accounting firm employed by the Company to conduct the annual audit. This external audit firm will report directly to the Committee;

•	Resolve any disagreements between management and the auditor regarding financial reporting;

•	Pre-approve all audit and permitted non-audit services performed by the Company’s external audit firm;

•	Retain and determine funding for (and be provided funding for) independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation;

•	Seek any information it requires from employees – all of whom are directed to cooperate with the Committee’s requests – or external parties; and

•	Meet with the Company’s officers, accounting staff, internal and external auditors, and outside counsel, as necessary.

The Committee may delegate authority to subcommittees, including the authority to pre-approve all audit and permitted non-audit services if so specified in pre-approval policies and procedures adopted by the Committee, provided that such decisions are presented to the full Committee at its next scheduled meeting.

III.    MEMBERSHIP

The Committee shall be comprised of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the SEC and the National Association of Securities Dealers’ (“NASD”) listing standards (each “independent” member of the Board being an “Independent Director”). Each member of the Committee shall be a non-employee director and free from any relationship that would interfere with the exercise of his or her independent judgment. No member of the Committee shall be employed by or otherwise affiliated with the Company’s external auditors. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years.

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Each member shall be elected annually to a one-year term by majority vote of the Board at the first meeting of the Board held following the annual meeting of the Company’s stockholders. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office. The Board may elect a member of the Committee to serve as the chair of the Committee. If the Board does not elect a chair, the members of the Committee may designate a chair by majority vote of the Committee members.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall meet the “audit committee financial expert” requirements as defined by the SEC and at least one member of the Committee shall have accounting related financial management expertise or other comparable experience or background, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, sufficient to provide the individual with “financial sophistication” as defined by the NASD.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee chair, and in the case where the Committee chair faces a potential or actual conflict of interest, the Committee chair shall advise the Chairman of the Board. In the event that the Committee chair, or the Chairman of the Board, concurs that a potential or actual conflict of interest exists, the Committee member facing such potential or actual conflict of interest shall recuse himself/herself from the deliberations of the Committee regarding the matter posing the potential or actual conflict of interest until the matter is resolved.

IV.    MEETINGS AND MINUTES

The Committee members shall meet at least four times annually (at least once per quarter), or more frequently as circumstances dictate. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), actions without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee will maintain written minutes of its meetings and written actions without meetings, which minutes and actions will be filed with the minutes of the meetings of the Board. The Committee shall meet privately in executive session at least annually with management, the external auditors, and as a Committee to discuss any matter that the Committee or any of these groups believe should be discussed.

V.    RESPONSIBILITIES AND DUTIES

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1. Financial Statements and Other Disclosure Documents. Review with management and the external auditors the Company’s financial disclosure documents prior to filing with the SEC or other distribution, including all financial statements and reports filed with the SEC or sent to stockholders, and the results of the external auditors’ audit of the financial statements. In connection with this review, the Committee will also review and discuss with the external auditors and management the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Forms 10-K and 10-Q. Following the satisfactory completion of each year-end review, the Committee shall recommend to the Board whether or not the audited financial statements should be included in Macrovision’s filing on Form 10-K. Specific responsibilities are listed below.

•

Review significant accounting and reporting developments and understand their impact on the financial statements and other disclosure documents including: 1) complex or unusual transactions and highly judgmental areas; 2) major issues regarding accounting principles and financial statement presentation matters including significant changes in the Company’s methods of accounting or selection or application of accounting principles; and, 3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•

Review analyses prepared by management and/or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of effects of alternative GAAP methods on the financial statements.

•

Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ activities or on access to requested information, and any significant disagreements with management.

•	Review the annual audited and quarterly financial statements with management and the external auditors.

•

Review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of the system of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s system of internal controls.

•

Discuss earnings press releases (particularly use of non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Committee does not need to discuss each release in advance.

2. Internal Control Systems. In consultation with management, and the external auditors, the Committee shall consider the effectiveness and integrity of the Company’s financial reporting process and internal controls, including information technology security and control, to ensure reliability of the financial reporting and compliance with applicable codes of conduct, laws and regulations.

The Committee shall consider the scope of internal and external auditors’ review of internal controls over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

3. Internal Audit. The Committee shall review the performance, and determine the scope, roles and responsibilities, of the Company’s internal audit function, including:

•	Assessment of resource requirements (internal, external and/or combined).

•

Review with management and the director of internal audit (chief audit executive) any Internal Audit Charter, audit plans, activities, staffing and organizational structure of the internal audit function.

•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

•	Review any significant reports to management prepared by the internal audit department.

•

Review the effectiveness of the internal audit function annually as part of the year-end external audit and reporting process, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

•	On a regular basis, meet separately with the chief audit executive to discuss any matters that the Committee or internal audit believes should be discussed privately.

4. External Audit. The Committee’s responsibilities regarding the Company’s external auditors shall include:

•	Review and revise as necessary, the Company’s Audit and Non-Audit Services Pre-Approval Policies and Procedures, attached hereto as Exhibit A.

•

Review and approve the external auditors’ proposed plan of audit, including scope, staffing and approach, and coordination as appropriate with the internal audit function. Approve audit and other fees to be paid to the external auditors.

•

Review and evaluate the qualifications, performance and continuing independence of the external auditors and exercise ultimate authority and responsibility for appointing, setting the compensation for, and discharging of the external auditors. In performing this review and evaluation, the Committee will:

1)	At least annually, obtain and review a formal written report by the external auditors describing (a) the firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the auditor and the Company consistent with Independence Standards Board Standard 1 (to assess the auditor’s independence).

2)	Discuss with the external auditors any disclosed relationships or services that may impact the objectivity or independence of the external auditors and take appropriate steps to satisfy itself of the external auditors’ independence.

3)	Take into account the opinions of management and internal audit of the Company.

4)	Review and evaluate the lead partner of the external auditors.

5)	Present the Committee’s conclusions with respect to the external auditors to the full Board.

•

Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself. Present conclusions to the full Board.

•

Set a clear hiring policy for employees or former employees of the external auditors. That policy currently is as follows: The Company shall not hire as the Company’s chief executive officer, chief financial officer, controller or chief audit executive, or in any other equivalent position within the Company, any former employees of the external auditors from any office providing assurance services to Macrovision until 12 months have elapsed after cessation of employment with the external auditors.

•	Review written communications between management and the external auditor relating to disagreements on accounting treatment of material items and other material matters relating to the audit.

•

On a regular basis, meet with the external auditors to discuss any matters the Committee or external auditors believe should be discussed, either with management present or privately, including matters required to be communicated to audit committees in accordance with AICPA SAS 61, as may be modified or supplemented.

•

Discuss with the external auditors the quality of the Company’s accounting principles as applied in its financial reporting, the clarity of the Company’s financial disclosures and degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, and other significant decisions made by management in preparing the financial disclosures.

5. Compliance. The Committee’s responsibilities regarding the Company’s compliance obligations shall include:

•

Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•

Establish and monitor procedures for: 1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and 2) the confidential, anonymous submission by employees of the Company regarding questionable accounting and auditing matters.

•	Review the findings of any examinations by regulatory agencies and any auditor observations.

•	Review and discuss any certifications provided by officers of the Company pursuant to SEC or NASD rules or other legal requirements.

•	Review the processes for communicating the code of conduct and ethics to Company personnel and for monitoring compliance with the policy.

•

Obtain regular updates from management and Company legal counsel regarding compliance matters. On at least an annual basis, review with the Company’s legal counsel, any legal matters that could have a significant impact on the financial statements, or compliance with applicable laws and regulations, and any inquiries received from the regulators or governmental agencies.

6. Reporting Responsibilities. The Committee’s reporting responsibilities shall include:

•

Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s external auditors and the performance of the internal audit function.

•	Provide an open avenue of communication among internal audit, management, the external auditors and the Board.

•

Annually prepare a report to stockholders as required by the SEC. The report should be included in the Company’s annual proxy statement and should include a description of the Committee’s composition, responsibilities and how they were discharged, and any other information required by rule.

•	Review any other reports the Company issues that relate to the Committee’s responsibilities.

7. Other Responsibilities. Other responsibilities of the Committee include

•	Adequacy of Personnel. Review periodically the adequacy of Macrovision’s accounting, financial and auditing personnel resources.

•

Risk Management. Review and evaluate risk assessment and risk management policies in light of business strategy, capital strength, and overall risk tolerance. On a periodic basis, the Committee also shall evaluate the Company’s investments and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

•	Related Party Transactions. Approve all material related party transactions entered into by the Company.

•	Tax Policies. Review periodically the Company’s tax policies and pending audits or assessments.

•

Charter. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published in accordance with SEC regulations (currently, once every three years).

•	Institute and oversee special investigations as needed and, where appropriate, engage outside advisors to assist.

•	Review the performance of the Committee through self-assessment and assessment by the Board.

•

Perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and the NASD, and perform other activities that are consistent with this charter, the Company’s bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

EXHIBIT A

MACROVISION CORPORATION

AUDIT AND NON-AUDIT SERVICES

PRE-APPROVAL POLICIES AND PROCEDURES

As approved by the Audit Committee on February 20, 2003

As amended by the Audit Committee on February 7, 2007

The Audit Committee has the authority to retain an independent auditor or independent registered public accounting firm, negotiate accounting fees and contract with the accounting firm or the accountant. The policies and procedures with respect to engaging an independent auditor or independent registered public accounting firm to render audit or non-audit services for Macrovision Corporation (the “Company”) are as follows, subject to amendment from time to time by the Audit Committee:

I.	PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

A.	Audit Services & Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

All audit services performed by the Company’s independent registered public accounting firm must be approved by the Audit Committee.

B.	Non-Audit Services

All non-audit services performed by the Company’s independent registered public accounting firm must be approved by the Audit Committee.

II.	NON-AUDIT SERVICES CONSIDERATIONS WHEN PROPOSED TO BE PERFORMED BY THE COMPANY’S OUTSIDE AUDITOR

A.	General Policy

In determining whether to approve non-audit services to be performed by the independent registered public accounting firm that performs the audit of the Company’s financial statement, the overall policy to be considered is to maintain the outside auditor’s independence, which independence will be compromised if any non-audit service infringes on the following three basic principles: (1) an outside auditor cannot function in the role of management, (2) an outside auditor cannot audit his or her own work, (3) an outside auditor cannot serve in an advocacy role for the Company.

B.	Permitted Services

The following specific services may be provided by the Company’s outside auditor, subject to the pre-approval process contained herein:

(1)	Tax Services. Company compliance and assistance with tax-related due diligence is allowed. Representing the Company before a tax court, however, may impair the outside auditor’s independence and so is subject to pre-approval by the entire Audit Committee. In addition, the entire Audit Committee must also pre-approve any transaction specifically identified or recommended by the outside auditor that potentially could be considered to involve tax avoidance or any other tax treatment that may not be supported in the Internal Revenue Code and related regulations.

(2)

Expert Services Related to the Audit. The outside auditor may be engaged to assist the Audit Committee to fulfill its responsibilities to conduct its own investigation of a potential accounting impropriety. The outside auditor may also perform internal investigations or fact-finding engagements including forensic or other fact-finding work that results in the issuance of a report to the Company. Performing such procedures is consistent with the role of the outside auditor and can improve audit quality. In addition, in any litigation or regulatory or administrative proceeding or investigation, the outside auditor may provide factual accounts, including testimony, of work performed or explaining the positions taken or conclusions reached during the performance of any service provided by the outside auditor for the Company.

(3)	Acquisition Due Diligence. The outside auditor may be engaged to assist the Company in gathering and reviewing documents and financial information relating to entities and assets that the Company is considering for acquisition or investment. The outside auditor’s services may include forensic or other fact-finding work and may result in the issuance of a report to the Company. However, the outside auditor should not be engaged to provide any opinion on valuation of the acquisition or fairness of the transaction or any other expert opinion relating to the transaction.

(4)	Services Not Prohibited. Any services not expressly prohibited below may be provided by the Company’s outside auditor if the Audit Committee determines that such services will not conflict with any of the three basic principles of independence referenced above.

C.	Prohibited Services

Unless otherwise provided herein, the accounting firm that performs an audit of the Company’s financial statements may not be approved to provide any of the following services:

(1)	Bookkeeping. Bookkeeping or other services related to the accounting records or financial statements of the Company, including maintaining or preparing the Company’s records, or preparing or originating source data underlying the Company’s financial statements. Notwithstanding the foregoing, the accounting firm that performs an audit of the Company’s financial statements may provide the services described in this paragraph (1) if the Audit Committee believes it is reasonable to conclude that the results of the services will NOT be subject to audit procedures during an audit of the Company’s financial statements.

(2)	Financial Information Systems Design and Implementation. Financial information systems design and implementation, including directly or indirectly operating or supervising the operation of, the Company’s information system or managing the Company’s local area network, or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole. Notwithstanding the foregoing, the accounting firm that performs an audit of the Company’s financial statements may provide the services described in this paragraph (2) if the Audit Committee believes it is reasonable to conclude that the results of the services will NOT be subject to audit procedures during an audit of the Company’s financial statements.

Examples of items that are not considered “prohibited services” under this paragraph (2) include working on hardware or software systems’ unrelated to the Company’s financial statements or accounting records. Additionally, the outside auditor may evaluate the internal controls of a system as it is being designed, implemented or operated either as part of an audit or attest service and making recommendations to management. Likewise, the outside auditor may make recommendations on internal control matters to management or other service provides in conjunction with the design and installation of a system by another service provider.

(3)

Appraisal or Valuation Services, Fairness Opinions, or Contribution-in-Kind Reports. Any appraisal service, valuation service or any service involving a fairness opinion or contribution-in-kind report for the Company. Notwithstanding the foregoing, the accounting firm that performs an audit of the Company’s financial statements may provide the services described in this paragraph (3) if the Audit Committee believes it is reasonable to conclude that the results of the services will NOT be subject to audit procedures during an audit of the Company’s financial statements.

Examples of items that are not considered “prohibited services” under this paragraph (3) include providing these services for non-financial reporting purposes (e.g., transfer pricing studies, cost segregations studies and other tax-only valuations). In addition, the outside auditor may utilize its own valuation specialist to review the work performed by the Company or a specialist employed by the Company, provided the Company or the specialist employed by the Company provides the technical expertise that the Company uses in determining the amounts recorded in the financial statements.

(4)	Actuarial Services. Actuarial services, including any actuarially-oriented advisory service involving the determination of amounts recorded in the financial statements and related accounts for the Company, other than assisting the Company in understanding the methods, model, assumptions, and inputs used in computing an amount. Notwithstanding the foregoing, the accounting firm that performs an audit of the Company’s financial statements may provide the services described in this paragraph (4) if the Audit Committee believes it is reasonable to conclude that the results of the services will NOT be subject to audit procedures during an audit of the Company’s financial statements.

Examples of items that are not considered “prohibited services” under this paragraph (4) include advising on the appropriate actuarial methods and assumptions to be used. (It is not, however, appropriate for the outside auditor to provide the actuarial valuations). The outside auditor may also utilize its own actuaries to assist in conducting the audit so long as the Company uses its own actuaries or third-party actuaries to provide management with actuarial capabilities.

(5)	Internal Audit Outsourcing Services. Internal audit outsourcing services, including any internal audit service that has been outsourced by the Company that relates to the Company’s internal accounting controls, financial systems or financial statements for the Company. Notwithstanding the foregoing, the accounting firm that performs an audit of the Company’s financial statements may provide the services described in this paragraph (5) if the Audit Committee believes it is reasonable to conclude that the results of the services will NOT be subject to audit procedures during an audit of the Company’s financial statements.

Examples of items that are not considered “prohibited services” under this paragraph include (5) include the outside auditor providing attest services to the Company related to internal controls, and making recommendations or improvements in connection with the outside audit. These do not constitute an internal audit outsourcing engagement.

(6)	Management Functions. Management functions, including acting, temporarily or permanently, as a directors, officer, or employee of the Company or performing any decision-making, supervisory or ongoing monitoring function for the Company.

(7)	Human Resources. Human resource services, including searching for or seeking out prospective candidates for managerial, executive, or director positions, engaging in psychological testing or other formal testing or evaluation programs, undertaking reference checks of prospective candidates for an executive or director position, acting as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment, or recommending or advising the Company to hire, a specific candidate for a specific job.

Examples of items that are not considered “prohibited services” under this paragraph (7) include interviewing job candidates and advising the Company on the candidates’ competence for financial accounting, administrative or control positions.

(8)	Broker or Dealer. Broker or dealer, investment adviser, or investment banking services, including acting as a broker-dealer (registered or unregistered), promoter or underwriter, on behalf of the Company, making investment decisions on behalf of the Company or otherwise having discretionary authority over the Company’s investments, executing a transaction to buy or sell an investment of the Company, or having custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

(9)	Legal Services. Legal services, including providing any service to the Company that, under circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

(10)	Expert Services Unrelated to the Audit. Expert services unrelated to the audit, including providing an expert opinion or other expert service for the Company or the Company’s legal representative for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

III.    CORRECTIVE POST-APPROVAL OF DE MINIMIS ITEMS

The Audit Committee must pre-approve all audit, review or attest services and, except as provided below, all non-audit services. However, for de minimis non-audit services, the Audit Committee may approve such services after the fact if the following conditions are met:

•

The aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to its accountant during the fiscal year in which the services are provided;

•	Such services were not recognized by the Company at the time of engagement as being non-audit services; and

•	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to the completion of the audit.

MACROVISION CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2007

The stockholder(s) hereby appoint(s) Alfred J. Amoroso and John O. Ryan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macrovision Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time, on April 26, 2007, at 2830 De La Cruz Blvd., Santa Clara, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE

VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 .

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C/O AMERICAN STOCK TRANSFER ATTN: MR. ISSAC KAGAN

59 MAIDEN LANE NEW YORK, NY 10038

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Macrovision Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macrovision Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MACRO1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MACROVISION CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 and 2.

Vote on Directors

1. To elect as the Directors of Macrovision Corporation the nominees listed below:

01) John O. Ryan

02) Alfred J. Amoroso

03) Donna S. Birks

04) Steven G. Blank

05) Andrew K. Ludwick

06) Robert J. Majteles

07) William N. Stirlen

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

2. To ratify the selection of KPMG LLP as Macrovision’s independent registered public accounting firm for the year ending December 31, 2007.

3. In their discretion, upon such other matters that may properly come before the meeting.

For

Against

Abstain

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly came before the meeting, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date